Exhibit 99.1

Aratana Therapeutics Reports Fourth Quarter and Full Year 2017 Financial Results

LEAWOOD, Kan., March 13, 2018 — Aratana Therapeutics, Inc. (NASDAQ: PETX), a pet therapeutics company focused on the licensing, development and commercialization of innovative therapeutics for dogs and cats, announced its fourth quarter and full year 2017 financial results. For the quarter ended December 31, 2017, Aratana reported total net revenues of $10.4 million and a net loss of $15.6 million or $0.37 diluted loss per share. The fourth quarter 2017 net loss included $7.4 million of impairment charges for intangible assets. For the full year 2017, Aratana reported total net revenues of $25.6 million and a net loss of $47.5 million or $1.17 diluted loss per share. The full year 2017 net loss included the intangible assets impairment charges from the fourth quarter, as well as an inventory valuation adjustment loss of $0.7 million for the year.

"During the course of 2017, two of Aratana’s innovative FDA-approved therapeutics, GALLIPRANT and ENTYCE, first became available to veterinarians,” stated Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics. "In 2018, we continue to execute on our commercial model in pet therapeutics while also working to advance and expand our pipeline of therapeutic candidates.”

2017 Highlights and Recent Updates

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In October 2017, Aratana made ENTYCE® (capromorelin oral solution) commercially available for appetite stimulation in dogs. As of December 31, 2017, approximately two months after the commercial launch of ENTYCE, Aratana had recorded $1.3 million in ENTYCE net product sales, which were primarily distributor orders. Initial uptake in the fourth quarter exceeded Aratana’s original objective of placement in 1,800 clinics in the quarter by more than double. In 2018, Aratana plans to focus on continuing to drive clinic placement while increasing clinics’ use of ENTYCE.

•

In the full year 2017, NOCITA® (bupivacaine liposome injectable suspension) net product sales were $2.8 million compared to $147 thousand in the fourth quarter of 2016. As of December 31, 2017, sales of NOCITA have increased sequentially in each quarter since launch. Aratana believes the sequential increase in sales is primarily a result of strong re-order rates, with approximately two-thirds of accounts re-ordering in 2017.

•

In collaboration with Elanco, Aratana made GALLIPRANT® (grapiprant tablets) commercially available in January 2017 for the control of pain and inflammation in dogs with osteoarthritis. Aratana recorded $20.9 million in total revenues related to GALLIPRANT in 2017. The $20.9 million included $5.4 million in licensing and collaboration revenue from Elanco, which included a one-time non-recurring $1.0 million manufacturing payment, and prior to the manufacturing transfer to Elanco, $15.5 million in product sales of finished goods to Elanco. Additionally, in January 2018, the European Medicine Agency granted marketing authorization of GALLIPRANT in the European Union.

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In December 2017, the United States Department of Agriculture (USDA) Center for Veterinary Biologics granted Aratana conditional licensure for Canine Osteosarcoma Vaccine, Live Listeria Vector (AT-014) for the treatment of dogs diagnosed with osteosarcoma, one year of age or older. As required by USDA to progress from conditional licensure to full licensure, Aratana has commenced an extended field study at approximately two dozen veterinary oncology practice groups across the United States as of the first quarter of 2018.

•

Aratana submitted results to the Food and Drug Administration’s (FDA) Center for Veterinary Medicine (CVM) from both the pivotal safety and pivotal field effectiveness studies for AT-003 in cats for post-operative pain in the second and third quarters of 2017, respectively. In December 2017, the Company received the target animal safety technical section complete letter. If CVM approves the effectiveness technical section, Aratana anticipates filing the supplemental New Animal Drug Application (NADA) in the second quarter of 2018 and if approved, the NOCITA label would be expanded to include cats.

•

In February 2018, Aratana announced an animal health research and development collaboration with AskAt Inc. The collaboration includes an option agreement for multiple therapeutic candidates with potential in pain, allergy and cancer, as well as exclusive, worldwide rights to develop and commercialize AT-019, a potent and innovative EP4 receptor antagonist therapeutic candidate with potential in pain, inflammation and other indications.

Financial Results

The fourth quarter of 2017 net loss was $15.6 million or $0.37 diluted loss per share compared to a net loss of $23.3 million or $0.64 diluted loss per share for the corresponding quarter ended December 31, 2016. For the year ended December 31, 2017, Aratana reported a net loss of $47.5 million or $1.17 diluted loss per share compared to a net loss of $33.6 million or $0.95 diluted loss per share in 2016. In the fourth quarter of 2017, Aratana recorded non-cash intangible assets impairment charges of $7.4 million related to AT-006 and AT-008. During 2017, the Company received a one-time non-recurring $1.0 million manufacturing payment and had $15.5 million in product sales of GALLIPRANT finished goods prior to the assumption of manufacturing by Elanco. In 2016, results included $38.0 million of licensing and collaboration revenue from the collaboration agreement with Elanco, inventory valuation and firm purchase commitment losses of $7.2 million, and non-cash intangible assets impairment charges of $7.9 million.

Aratana reported $10.4 million in net revenues for the quarter ended December 31, 2017 compared to $292 thousand in net revenues in the fourth quarter of 2016, which were primarily related to NOCITA product sales. The fourth quarter of 2017 included $2.0 million in licensing and collaboration revenues and $8.4 million in product sales, of which, approximately $6.0 million was related to product sales of GALLIPRANT finished goods to Elanco. The Company recorded $25.6 million in net revenues for the full year 2017 compared to $38.6 million in net revenues for the full year 2016. In 2017, the Company recognized $19.7 million in products sales, which included $15.5 million in product sales of GALLIPRANT finished goods to Elanco, and $5.9 million in licensing and collaboration revenue, of which $5.4 million was related to GALLIPRANT. Net revenues for 2016 were generated largely from the upfront payment related to the collaboration agreement with Elanco.

The cost of product sales totaled $5.9 million in the fourth quarter of 2017 in comparison to $1.1 million in the corresponding period in 2016. The Company's cost of product sales for the full year 2017 totaled $16.4 million compared to $3.1 million in 2016. The increase year-over-year was primarily due to GALLIPRANT supply sold to Elanco, and cost of product sales of NOCITA.

Selling, general and administrative expenses totaled $7.6 million for the fourth quarter ended December 31, 2017 compared to $7.7 million for the same period in 2016. For the full year 2017, selling, general and administrative expenses were $28.9 million versus $27.3 million for 2016. Aratana expects selling, general and administrative expenses for 2018 to grow slightly to support further adoption and awareness of our marketed therapeutics.

Research and development expenses totaled $3.6 million in the fourth quarter ended December 31, 2017 compared to $9.1 million for the quarter ended December 31, 2016. For the full year 2017, research and development expenses totaled $15.1 million compared to $30.5 million in 2016. The decrease in research and development expenses in 2017 was due primarily to lower milestone payments related to GALLIPRANT, ENTYCE and NOCITA, as well as fewer on-going pivotal studies compared to the corresponding period in 2016.

As of December 31, 2017, Aratana had approximately $68.0 million in cash, cash equivalents, restricted cash and short-term investments. In January 2018, Aratana received net proceeds from its at-the-market sales agreement of approximately $11.7 million.

Financial Guidance

The Company expects approximately $35.0 million of cash to be used for on-going operations in 2018, as well as $17.3 million of cash to cover its existing debt principal obligations during the year. Aratana believes its current cash, cash equivalents, restricted cash and short-term investments of approximately $68.0 million as of December 31, 2017, together with the aggregate net proceeds of approximately $11.7 million from the sale of shares of the Company’s common stock under its at-the-market sales agreement in January 2018, will be sufficient to fund its current operating plan and debt obligations through at least March 31, 2019.

Webcast & Conference Call Details

The Company will host a live conference call on Wednesday, March 14, 2018 at 8:30 a.m. ET to discuss financial results from the fourth quarter and full year ended December 31, 2017.

Interested participants and investors may access the audio webcast (https://www.webcaster4.com/Webcast/Page/421/24640) or use the conference call dial-in:

    1 (866) 364-3820 (U.S.)

    1 (855) 669-9657 (Canada)

    1 (412) 902-4210 (International)

A replay of the fourth quarter and full year 2017 results teleconference will be available the same day of the event by approximately 11 a.m. ET and an audio webcast will be accessible for 90 days in the Aratana Investor Room. For a replay of the call, use the below dial-in and conference ID 10117254:

    1 (877) 344-7529 (U.S.)

    1 (855) 669-9658 (Canada)

    1 (412) 317-0088 (International)

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative therapeutics for dogs and cats. As a pioneer in pet therapeutics, Aratana’s mission is to deliver safe and effective therapeutics that elevate the standard of care in veterinary medicine. We work with companion animal veterinarians to bring new therapeutics to market that support the needs of pets and their owners. For more information, please visit www.aratana.com.

IMPORTANT SAFETY INFORMATION

GALLIPRANT® (grapiprant tablets) is not for use in humans. For use in dogs only. Keep this and all medications out of reach of children and pets. Store out of reach of dogs and other pets in a secured location in order to prevent accidental ingestion or overdose. Do not use in dogs that have a hypersensitivity to grapiprant. If Galliprant is used long term, appropriate monitoring is recommended. Concomitant use of Galliprant with other anti-inflammatory drugs, such as COX-inhibiting NSAIDs or corticosteroids, should be avoided. Concurrent use with other anti-inflammatory drugs or protein-bound drugs has not been studied. The safe use of Galliprant has not been evaluated in dogs younger than 9 months of age and less than 8 lbs (3.6 kg), dogs used for breeding, pregnant or lactating dogs, or dogs with cardiac disease. The most common adverse reactions were vomiting, diarrhea, decreased appetite, and lethargy. Please see full product label or call 1-888-545-5973 for full prescribing information  (https://assets.contentful.com/0kto1cmw1iq5/5PEbZTfRluMA00u4MaQYUU/8df5bee10c6fa00d378f86de0259c429/galliprantpi.pdf).

ENTYCE® (capromorelin oral solution) is for use in dogs only. Do not use in breeding, pregnant or lactating dogs. Use with caution in dogs with hepatic dysfunction or renal insufficiency. Adverse reactions in dogs may include diarrhea, vomiting, polydipsia, and hypersalivation. Should not be used in dogs that have a hypersensitivity to capromorelin. Please see the full Prescribing Information (http://www.aratana.com/wp-content/uploads/2016/12/ENTYCE-Pkg_Insert-8_5x11-FINAL.pdf?_ga=2.202812049.1442581440.1520897548-1228278451.1439951145) for more detail.

NOCITA® (bupivacaine liposome injectable suspension) is for use in dogs only. Do not use in dogs younger than 5 months of age, dogs used for breeding, or in pregnant or lactating dogs. Do not administer by intravenous or intra-arterial injection. Adverse reactions in dogs may include discharge from incision, incisional inflammation and vomiting. Avoid concurrent use with bupivacaine HCI, lidocaine or other amide local anesthetics. Please see the full Prescribing Information (http://www.aratana.com/wp-content/uploads/2016/08/NOCITA-Prescribing-Information.pdf) for more detail.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to anticipated financial performance; our anticipated use of cash in 2018; our ability to bring innovative therapeutics to the market; steps necessary for and timing of regulatory submissions and approvals of therapeutic candidates; study, development and commercialization of therapeutics or therapeutic candidates; timing of anticipated study results; increased market recognition of and demand for our therapeutics; our beliefs regarding the timing and filing of a supplemental NADA for NOCITA; expectations regarding trends in selling, general and administrative expenses; and statements regarding the Company's efforts, plans and opportunities, including, without limitation, advancing our therapeutic candidates and offering innovative therapeutics that help manage pet's medical needs safely and effectively and that result in longer and improved quality of life for pets.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our history of operating losses and our expectation that we will continue to incur losses for the foreseeable future; failure to obtain sufficient capital to fund our operations; risks relating to the impairment of intangible assets; risks relating to the discontinuation of BLONTRESS and TACTRESS; risks pertaining to stockholder class action lawsuits; unstable market and economic conditions; restrictions on our financial flexibility due to the terms of our credit facility; our substantial dependence upon the commercial success of our therapeutics; development of our biologic therapeutic candidates is dependent upon relatively novel technologies and uncertain regulatory pathways, and biologics may not be commercially viable; denial or delay of regulatory approval for our existing or future therapeutic candidates; failure of our therapeutic candidates that receive regulatory approval to achieve market acceptance or achieve commercial success; product liability lawsuits that could cause us to incur substantial liabilities and limit commercialization of current and future therapeutics; failure to realize anticipated benefits of our acquisitions and difficulties associated with integrating the acquired businesses; development of pet therapeutics is a lengthy and expensive process with an uncertain outcome; competition in the pet therapeutics market, including from generic alternatives to our therapeutic candidates, and failure to compete effectively; failure to identify, license or acquire, develop and commercialize additional therapeutic candidates; failure to attract and retain senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers and partners; regulatory restrictions on the marketing of our approved therapeutics and therapeutic candidates; our small commercial sales organization, and any failure to create a sales force or collaborate with third-parties to commercialize our approved therapeutics and therapeutic candidates; difficulties in managing the growth of our company; significant costs of being a public company; changes in distribution channels for pet therapeutics; consolidation of our veterinarian customers; limitations on our ability to use our net operating loss carryforwards; impacts of generic products; safety or efficacy concerns with respect to our therapeutic candidates; effects of system failures or security breaches; delay or termination of the development of grapiprant therapeutic candidates and commercialization of grapiprant products that may arise from termination of or failure to perform under the collaboration agreement and/or the co-promotion agreement with Elanco; failure to obtain ownership of issued patents covering our therapeutic candidates or failure to prosecute or enforce licensed patents; failure to comply with our obligations under our license agreements; effects of patent or other intellectual property lawsuits; failure to protect our intellectual property; changing patent laws and regulations; non-compliance with any legal or regulatory requirements; litigation resulting from the misuse of our confidential information; the uncertainty of the regulatory approval process and the costs associated with government regulation of our therapeutic candidates; failure to obtain regulatory approvals in foreign jurisdictions; effects of legislative or regulatory reform with respect to pet therapeutics; the volatility of the price of our common stock; our status as an emerging growth company, which could make our common stock less attractive to investors; dilution of our common stock as a result of future financings; the influence of certain significant stockholders over our business; and provisions in our charter documents and under Delaware law could delay or prevent a change in control. These and other important factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 14, 2017, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts

For investor inquires:

Craig Tooman

ctooman@aratana.com

(913) 353-1026

For media inquiries:

Rachel Reiff

rreiff@aratana.com

(913) 353-1050

ARATANA THERAPEUTICS, INC.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

	Quarter Ended		Year Ended
	December 31, (unaudited)		December 31,
	2017	2016	2017	2016
Revenues
Licensing and collaboration revenue	$2,014	$82	$5,913	$38,233
Product sales	8,443	210	19,660	318
Total revenues	10,457	292	25,573	38,551
Costs and expenses
Cost of product sales	5,912	1,093	16,387	3,139
Royalty expense	704	49	1,821	106
Research and development	3,552	9,076	15,126	30,462
Selling, general and administrative	7,574	7,719	28,897	27,342
Amortization of intangible assets	115	98	350	379
Impairment of intangible assets	7,448	5,162	7,448	7,942
Total costs and expenses	25,305	23,197	70,029	69,370
Loss from operations	(14,848)	(22,905)	(44,456)	(30,819)
Other income (expense)
Interest income	138	109	449	385
Interest expense	(880)	(842)	(3,481)	(3,396)
Other income (expense), net	(8)	305	(22)	255
Total other expense	(750)	(428)	(3,054)	(2,756)
Net loss	$(15,598)	$(23,333)	$(47,510)	$(33,575)
Net loss per share, basic and diluted	$(0.37)	$(0.64)	$(1.17)	$(0.95)
Weighted average shares outstanding, basic and diluted	42,493,514	36,571,927	40,494,301	35,273,228

ARATANA THERAPEUTICS, INC.

Consolidated Balance Sheets

(Amounts in thousands)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash, cash equivalents and short-term investments	$67,615	$88,303
Accounts receivable, net, prepaid expenses, other current assets	4,048	2,109
Inventories	13,576	11,130
Total current assets	85,239	101,542
Property and equipment, net	1,166	1,948
Goodwill	41,295	39,382
Intangible assets, net	6,616	7,639
Restricted cash	350	350
Other long-term assets	526	545
Total assets	$135,192	$151,406
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses	$11,163	$13,263
Licensing and collaboration commitment	7,000	7,000
Current portion – loans payable	17,333	14,413
Other current liabilities	—	12
Total current liabilities	35,496	34,688
Loans payable, net	19,492	25,775
Other long-term liabilities	70	540
Total liabilities	55,058	61,003
Total stockholders’ equity	80,134	90,403
Total liabilities and stockholders’ equity	$135,192	$151,406